Exhibit 99.1

NEWS RELEASE

May 15, 2015	OTCQX: DPDW

DEEP DOWN REPORTS FIRST QUARTER 2015 RESULTS

HOUSTON, May 15, 2015 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the quarter ended March 31, 2015.

OPERATING RESULTS

For the first quarter of 2015, Deep Down reported a net loss of $0.3 million, or $0.02 loss per diluted share, compared to net income of $0.4 million, or $0.02 income per diluted share for the first quarter of 2014.

Revenues for the quarter ended March 31, 2015 were $6.8 million compared to revenues of $6.2 million for the quarter ended March 31, 2014. The $0.6 million (10 percent) increase is due primarily to mobilization, assembly and rental revenues earned by with respect to our 3,500 MT carousel.

Gross profit for the quarter ended March 31, 2015 was $2.2 million, or 32 percent of revenues, compared to gross profit of $2.3 million, or 37 percent of revenues, for the quarter ended March 31, 2014. The five percentage-point decrease in gross profit is primarily attributable to additional losses sustained on one of our large fixed-price basis fabrication projects.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges. Modified EBITDA for the quarter ended March 31, 2015 was $0.3 million compared to Modified EBITDA of $1.0 million for the quarter ended March 31, 2014. The $0.7 million decrease is primarily attributable to a $0.4 million decrease in gain on sale of property, plant and equipment and a $0.3 million increase in operating expenses before depreciation, amortization and share-based compensation expense. At March 31, 2015, we had working capital of $12.3 million, including cash of $5.7 million.

Ronald E. Smith, Chief Executive Officer, stated, “During a time when the industry is going through a substantial drop in oil prices and having a very negative impact on most oilfield service companies’ operations, we are pleased to report that our backlog continues to be at all-time highs. I am also pleased that our customers continue to work with us while providing innovative solutions to reduce their costs during these difficult times.”

EARNINGS CONFERENCE CALL

In connection with this earnings release, Deep Down will host its quarterly conference call on Monday, May 18, 2015 at 4:30 PM Eastern Time (3:30 PM Central Time). Interested investors are invited to dial the toll free number at (877) 303-6187 and provide the Conference ID: 48769415.

At the conclusion of the call, a replay will be available until May 23, 2015.  To access the replay of the call dial (855) 859-2056 and provide the same Conference ID.

The call can also be accessed via the web by going to the Investor Relations section of the Company’s website at www.deepdowninc.com.

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About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

casey@stonegateinc.com

Stonegate Inc.

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
(in thousands, except per share amounts)
Results of operations data:
Revenues	$6,839	$6,163
Cost of sales	4,604	3,895
Gross profit	2,235	2,268
Total operating expenses	2,465	2,199
Operating (loss) income	(230)	69
Total other income (expense)	(61)	312
(Loss) income before income taxes	(291)	381
Income tax expense	(6)	(9)
Net (loss) income	$(297)	$372
Net (loss) income per share, basic and diluted	$(0.02)	$0.02
Weighted-average shares outstanding, basic and diluted	15,131	15,238

Modified EBITDA data:
Net (loss) income	$(297)	$372
Add back interest expense, net	61	61
Add back depreciation and amortization	379	410
Add back income tax expense	6	9
Add back share-based compensation	126	135
Modified EBITDA	$275	$987

Cash flow data:
Cash provided by (used in):
Operating activities	$(322)	$(46)
Investing activities	(170)	624
Financing activities	838	(547)

	March 31, 2015	December 31, 2014

Balance sheet data:
Cash	$5,658	$5,312
Current assets	23,086	22,015
Current liabilities	10,779	9,754
Working capital	12,307	12,261
Total assets	35,574	34,720
Total debt	6,453	5,615
Total liabilities	10,779	9,754
Stockholders' equity	24,795	24,966

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